EXHIBIT 10.2

Credit Agreement

(Applicable to the circumstance in which a separate loan contract is not needed for working capital loan)

No.: 121XY2020020868

Creditor: China Merchants Bank Co., Ltd., Shanghai Branch (hereinafter referred to as “Party A”)

Applicant: Shanghai Cellular Biomedicine Group (hereinafter referred to as “Party B”)

Upon the application of Party B, Party A agrees to provide Party B with a credit line for the use by Party B. NOW, THEREFORE, the parties hereto, in accordance with the applicable laws and regulations, have reached this Agreement on the following terms and conditions through negotiation.

1.	Credit Line

1.1

Under this Agreement, Party A shall provide Party B with a credit line (including revolving line and/or one-time line) of RMB Thirty Million only (including any other equivalent currency, the exchange rate of which shall be converted according to the foreign exchange quotation announced by Party A at the time of the actual occurrence of each specific business, the same below).

If the specific business under the original______________/___________(the name of the agreement) numbered _______/_______ by and between Party A (or Party A's subordinate organization) and Party B has an outstanding balance, it shall automatically be included into and directly occupy the credit line hereunder.

1.2

The credit period is twelve (12) months from July 27, 2020 to July 26, 2021. If Party B needs to use the credit line to handle the specific credit business, it shall apply to Party A for the use of the credit line within the credit period. Party A shall not accept Party B's application for the use of the line beyond the expiration date of the credit period, unless otherwise as agreed herein.

1.3

The types of credit business under the credit line shall include, but be not limited to, one or more types of credit business such as loan/order loan, trade financing, bill discount, commercial bill acceptance, commercial acceptance bill confirmation/discounting, international/domestic letter of guarantee, customs tax payment guarantee, corporate account overdraft, derivative transaction, gold lease, etc.

"Trade Financing" includes but is not limited to international/domestic letter of credit, import bill advance, delivery against bank guarantee, inward bill purchase under collection, package loan, outward documentary bill, export negotiation, advance against documentary collection, import/export remittance financing, financing under credit insurance, factoring and bill guarantee.

1.4

Revolving line refers to the maximum amount of the sum of the principal balance of one or more credits mentioned in the preceding paragraph provided by Party A for Party B during the credit period, which can be used continuously and revolvingly.

One-time line refers to the accumulative amount of all kinds of credits provided by Party A for Party B during the credit period, which shall not exceed the amount of one-time credit line approved by Party A. Party B shall not recycle the one-time credit line, and the corresponding amount of multiple credits applied by Party B shall occupy the amount of one-time credit line until the latter is fully occupied.

2.	Credit Line Occupation Arrangement

2.1	The specific credit applied by Party B and approved by Party A during the credit period shall be automatically incorporated into this Agreement and occupy the credit line hereunder.

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2.2

If Party A handles factoring with Party B as the payer (debtor of accounts receivable), the creditor's right of the account payable assigned to Party A from a third party in such business shall occupy the above credit line. If Party B applies to Party A for factoring with Party B as the collector (creditor of accounts receivable), the acquisition amount (underwriting amount) paid to Party B with the own fund or any other fund of legal source of Party A for the purchase of the creditor’s right of the accounts receivable held by Party B in such business shall occupy the above credit line.

2.3

If Party A, in accordance with the needs of its internal procedures, commissions any other branch of China Merchants Bank to issue back-to-back letter of credit to the beneficiary after issuing the letter of credit, such back-to-back letter of credit or the bill of draft or delivery against bank guarantee occurring thereunder shall occupy the above credit line.

In case of import letter of credit, if inward documentary bill is actually incurred under the same letter of credit, the import letter of credit and the inward documentary bill shall occupy the same line at different stages. That is, when the inward documentary bill occurs, the reuse of the amount recovered after the outward payment of the letter of credit to handle inward documentary bills shall be deemed to occupy the same line of the original import letter of credit.

3.	Review, Approval and Use of Credit Line

3.1	The type of the credit line hereunder (revolving or one-time) and the applicable types of credits, the corresponding amount of the credit line under the specific type of credit, whether or not the credit types can be adjusted, and the specific use conditions, etc., shall be subject to the review and approval of Party A. If Party A adjusts the original Party A's review and approval opinion according to Party B's application during the credit period, the subsequent review and approval opinion issued by Party A shall constitute a supplement and change to the original review and approval opinion, and so on.

3.2	Party B must apply for the use of the credits under the credit line one by one, submit the documents requested by Party A and handle the credits one by one after the review and approval of Party A. Party A shall have the right to decide whether or not to approve the application from Party B in consideration of both its internal management requirements and Party B's operating conditions, and shall have the right to unilaterally reject Party B's application without any form of legal liability to Party B. If this Paragraph is inconsistent with any other relevant provisions hereof, this Paragraph shall prevail.

3.3	Where specific credit business is handled after the review and approval of Party A, the specific business documents (including but not limited to single-sum agreement/application, framework agreement or specific business contract) signed by and between Party A and Party B on the specific credit business shall form an integral part hereof. The specific amount, interest rate, term, purpose, expenses and other business elements of each loan or any other credit business shall be determined by the specific business documents, the business vouchers confirmed by Party A (including but not limited to borrowing documents) and the business records of Party A's system.

If Party B applies for working capital loans within the credit line, Party A and Party B shall not sign the Loan Contract separately. Party B shall submit the application for the withdrawal of the loans one by one, and Party A shall review and approve the same one by one as well.

3.4

Party A shall have the right to adjust the benchmark interest rate or interest rate pricing mode of any loan/any other credit hereunder on a regular or irregular basis in the light of changes in relevant national policies, domestic and foreign market conditions or its own credit policies. Such adjustment shall take effect after Party A notifies Party B (the notice may be made in the form of announcement at Party A's website or China Merchants Bank's official website, or in the form of notice served to any contact address/mode reserved by Party B herein). If it does not accept the adjustment, Party B may repay the loan in advance, otherwise it will be deemed having accepted the notice. If the relevant financing business hereunder involves periodic repricing and the market benchmark interest rate is less than 0 at the time of repricing, Party A will use 0 as the benchmark for the interest rate pricing.

If this Article is inconsistent with any other relevant provision hereof, this Article shall prevail.

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3.5	Each loan or other credit within the credit line shall specify the period of use according to Party B's business needs and Party A's business management regulations, and the maturity date of each specific business may be later than the expiration date of the credit period (unless otherwise required by Party A).

3.6	Within the credit period, Party A shall have the right to regularly evaluate Party B's operating and financial conditions on a yearly basis, and adjust the credit line that Party B may use based on the evaluation results.

4.	Interest Rate of Working Capital Loan

4.1	The interest rate of any loan hereunder shall be specified by Party B in the corresponding withdrawal application and determined with the approval of Party A. If the withdrawal application is inconsistent with the borrowing documents of such loan or the records thereof on Party A's system, the borrowing documents or the records on Party A's system shall prevail.

4.2	If Party B fails to use the loan as agreed herein, Party B shall, from the date of the change of use, be charged for penalty interest at the original interest rate plus 100% with regard to the portion of the loan not used as agreed. The original interest rate shall refer to the interest rate applicable before the use of the loan is changed.

If Party B fails to repay the loan on time, Party B shall be charged for overdue interest (penalty interest) at the original interest rate plus 50% (overdue loan interest rate) with regard to the overdue portion of the loan from the date of being overdue. The original interest rate shall refer to the interest rate applicable before the maturity date of the loan (including the early maturity date) (in case of floating interest rate, the last floating period before the maturity date (including the early maturity date) of the loan).

If the loan is overdue and not used for the purpose as stipulated here, the higher interest rate as set forth above shall be used to calculate the interest.

4.3	During the loan period, if the People's Bank of China adjusts the loan interest rate, the relevant regulations of the People's Bank of China on loan interest rate shall be observed.

4.4	If the maturity date of the loan is a holiday, the loan shall automatically be extended to be due on the first business day after the holiday, and the interest shall be calculated on basis of the number of days of actual use of the loan.

4.5	Party B shall pay interest on each interest-bearing date, and Party A may withhold interest payable directly from any account of Party B at China Merchants Bank. If the last repayment date of the principal of the loan is not the interest-bearing date, the last repayment date of the principal of the loan shall be the interest payment date, and Party B shall pay all the interest payable corresponding to the principal of the loan on that date. If Party B fails to pay interest on time, compound interest at the overdue loan interest rate as provided in this Article shall be imposed on the outstanding interest (including penalty interest).

5.	Guarantee

5.1	For all debts owed by Party B to Party A hereunder, Party B or a third party approved by Party A shall provide property mortgage/pledge or joint and severable guarantee, and Party B or a third party as guarantor shall issue or sign the guarantee document separately as required by Party A.

5.2	If the guarantor fails to sign the guarantee documents and complete the guarantee procedures in accordance with this Article (including the defense made by the debtor of accounts receivable before the pledge of accounts receivable), Party A shall have the right to refuse to provide a credit for Party B.

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5.3	Where the mortgagor provides Party A with real estate mortgage for all the debts owed by Party B hereunder, if Party B knows that the mortgage has been or may be included in the government's demolition and expropriation plan, Party B shall immediately inform Party A and urge the mortgagor to continue to guarantee Party B's debts with the compensation provided by the demolition party and complete the corresponding guarantee procedures in time as stipulated in the mortgage contract, or to provide other safeguards approved by Party A as required by Party A.

Where, as the mortgage has the circumstance set forth in the preceding paragraph, it is necessary to re-establish the guarantee or take other safeguard measures, then the related expenses incurred shall be borne by the mortgagor, and Party B shall be jointly and severally liable for such expenses. Party A shall have the right to deduct such expenses directly from Party B's account.

6.	Rights and Obligations of Party B

6.1	Party B shall be entitled to the following rights:

6.1.1	to require Party A to provide loans or other credits within the credit line in accordance with the conditions as provided herein;

6.1.2	to use the credit line as agreed herein;

6.1.3	to require Party A to keep confidential the production, operation, property, account , etc. provided by Party B, unless otherwise provided herein; and

6.1.4	to transfer debts to any third party after getting the written consent of Party A.

6.2	Party B shall perform the following obligations:

6.2.1

to truthfully provide the documents and information requested by Party A (including but not limited to providing its true financial books/statements and annual financial reports, major decisions and changes in production, operation and management, loan withdrawal/use information, and collateral-related information for the period requested by Party A) as well as all bank accounts, accounts and deposit and loan balances, and shall cooperate with Party A in its investigation, review and inspection;

6.2.2	to accept Party A's supervision over the use of credit funds and related production, operation and financial activities;

6.2.3	to use the loan and/or other credit according to this Agreement and the specific business documents and/or for the purposes promised;

6.2.4	to repay the principal, interest and expenses of loans, advances and other credit obligations in full and on time as agreed herein and the specific business documents;

6.2.5	to get the written consent of Party A for transferring all or part of the debts hereunder to a third party;

6.2.6	to immediately notify Party A and actively cooperate with Party A to implement the guarantee measures for the safe repayment of the principal and interest of loans, advances and other credit debts and all related expenses hereunder in any of the following circumstances:

6.2.6.1	where Party B has significant financial losses, loss of assets or other financial crises;

6.2.6.2	where Party B provides a loan or guarantee for the benefit or protection of a third party from loss, or provides mortgage (pledge) with its own property (right);

6.2.6.3	where Party B has is suspended for business, revoked or cancelled of business license, applies or is applied for bankruptcy or dissolution, etc., or has the change of important enterprise information, such as enterprise name, registered address, place of business, beneficial owner, etc.;

6.2.6.4	where there is a major crisis in the operation or finance of Party B’s controlling shareholder or any other affiliate, actual controller, which affects its normal operation, or its legal representative/principal, director or key senior management changes, or it is punished/restricted by the competent national authority for violation of laws or disciplines, or it has been disappeared for more than seven days, which may affect its normal operation;

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6.2.6.5	where Party B’s related transaction with its controlling shareholder or any other affiliate or actual controller amounts to more than 10% of its net assets (Party B's notice shall cover at least the related relationship of the parties to the transaction, the item and nature of the transaction, the amount or proportion of the transaction, pricing policy (including transactions with no amount or only symbolic amount), etc.);

6.2.6.6	where Party B has any litigation, arbitration or criminal or administrative penalty that has significant adverse consequences for the performance of its business or property;

6.2.6.7	where Party B or its actual controller has a large amount of private usury; or has bad records in other financial institutions such borrowing new loan to repay the old, being overdue to repay loans, failing to pay interest, etc.; or any of Party B’s affiliates has the internal capital chain break or debt crisis; or Party B has projects suspended or postponed, or has major investment errors; or

6.2.6.8	where Party B has any other significant matter that may affect its solvency.

6.2.7	not to neglect to manage and recover its due creditor’s rights, or dispose of existing major property free of charge or by other improper means;

6.2.8	to obtain the written consent of Party A before carrying out major matters such as combination (merger), demerger, restructuring, joint venture (cooperation), transfer of property (stock) rights, stock system transformation, foreign investment, increase of debt financing, etc.;

6.2.9	in case of pledge of accounts receivable, to guarantee that the credit balance at any time during the credit period is less than / % of the balance of the pledged accounts receivable, otherwise Party B must provide new accounts receivable approved by Party A for pledge or deposit (subject to the deposit account automatically generated or recorded by Party A’s system when the deposit is made, the same below) until the balance of the pledged accounts receivable × /%+ valid deposit>credit balance.

6.2.10	to add the corresponding amount of deposit or any other guarantee at Party A's request where Party B provides deposit pledge and the balance of the deposit account is less than 95% of the corresponding specific business amount due to exchange rate fluctuation;

6.2.11	to warranty that the sales payment under import will be recovered from the designated account of Party A; or transfer the bills and/or documents under the letter of credit to Party A in case of under export negotiation; and

6.2.12	to warranty that the settlement, payment and other income and expense activities will be mainly carried out in the banking settlement account opened by it at Party A, and its share of settlement transactions in the designated account during the credit period is not be less than its share of financing in all banks.

7.	Rights and Obligations of Party A

7.1	Party A shall be entitled to the following rights:

7.1.1	to require Party B to repay the principal, interest and expenses of the loans, advances and other credit obligations hereunder and specific contracts in full and on time;

7.1.2	to request Party B to provide information related to the use of its credit line;

7.1.3	to know Party B's production, operation and financial activities;

7.1.4	to supervise Party B to use loans and/or other credits for the purposes as specified herein and the specific business documents; to unilaterally suspend or restrict Party B's account’s corporate online banking/corporate APP/other online functions (including but not limited to closing corporate online banking/corporate APP/other online functions, presetting the payment object list / single payment limit / stage payment limit and other restrictions) and other electronic payment channels, restrict the sale of settlement vouchers, or restrict the counter payment and transfer of Party B's account, as well as the payment and exchange functions via non-counter channels such as telephone banking, mobile banking, etc.;

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7.1.5	to commission any other branch of China Merchants Bank located in the beneficiary's place to open a back-to-back letter of credit to the beneficiary after accepting Party B's application according to Party A’s internal process needs;

7.1.6	to withhold money directly from the account opened by Party B in any institution of China Merchants Bank for the repayment of Party B's debts hereunder and under the specific business documents (when the credit debt is not in RMB, Party A shall have the right to purchase exchanges directly with the amount from the RMB account of Party B at the exchange rate at the time of deduction to repay the principal and interest of the credit);

7.1.7	to transfer its creditor's rights due from Party B, and notify Party B of the transfer by such means as it deems appropriate, including but not limited to fax, mail, personal service, public media announcement, and call such creditor’s rights from Party B;

7.1.8	to supervise Party B's account and commission any other institution than Party A to supervise Party B's account, and control the payment of loan funds in accordance with the purpose and scope of disbursement agreed by the parties hereto;

7.1.9	to require Party B to implement the safeguards for the safe repayment of principal and interest and all related expenses of the credit debt hereunder as required by it if it finds that Party B has any of the circumstances as provided in Article 6.2.6 hereof; or take one or more of the default remedies as provided in “Default Events and Handling” hereof; and

7.1.10	other rights as provided herein.

7.2	Party A shall perform the following obligations:

7.2.1	to grant loans or provide other credits to Party B within the credit line in accordance with this Agreement and each specific contract; and

7.2.2	to keep confidential the information on the assets, finance, production and operation of Party B, except those as otherwise provided by laws and regulations and required by the regulatory authority to be provided for Party A's superior or subordinate institutions, or the external audit institutions, accounting institutions or lawyers, etc. with equal confidentiality obligations.

8.	Special Warranties of Party B

8.1	Party B is formally incorporated and existing legally in accordance with the laws of China, has legal personality, has true, legal and effective registration and annual report announcement procedures, has sufficient civil capacity to sign and perform this Agreement;

8.2	The signing and performance of this Agreement by Party B has been duly authorized by its board of directors or any other competent organ;

8.3	The documents, information and vouchers provided by Party B concerning Party B, the guarantor, the mortgagor (pledger) and the mortgage (pledge) are true, accurate, complete and valid, and do not contain any material error or omission of any material fact that is inconsistent with the facts;

8.4	Party B will strictly abide by the provisions of all specific business documents and all kinds of communications and related documents issued to Party A;

8.5	At the time of signing this Agreement, Party B has no litigation, arbitration or criminal or administrative penalties that may have significant adverse consequences for it or its main property, and no such litigation, arbitration or criminal or administrative penalties will occur during the execution hereof. If any, it shall notify Party A immediately;

8.6	Party B will strictly abide by the laws and regulations of China in business activities, carry out all kinds of business strictly within the business scope as stipulated in Party B's business license or approved according to law, and handle the registration of enterprise (legal person), the procedures for annual reporting of enterprise, and the procedures for the extension / renewal of business term on time, etc.;

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8.7	Party B will maintain or improve the existing level of management, ensure the preservation and appreciation of existing assets, will not give up any creditor’s right due nor dispose of its existing major properties free of charge or in any other inappropriate way;

8.8	Without the permission of Party A, Party B will not pay off other long-term debts in advance;

8.9	The loan items applied for under credit are in accordance with the requirements of laws and regulations; Party B will use the loans for investment in fixed assets, equity, etc.; will not use the loans hereunder illegally for the speculation and sale of securities, futures and real estates; for mutual borrowing to obtain illegal income; for the production or operation sectors and purposes prohibited by China; and other purposes other than those as provided herein and the specific business documents.

If the loan fund is paid by the borrower itself, Party B will report the loan fund payment to Party A regularly (at least monthly). Party A shall have the right to check whether the loan payment is for he agreed purpose through account analysis, certificate inspection, site investigation, etc.;

8.10	At the time of the signing and performance of this Agreement, Party B will not have any other significant event affecting the performance of its obligations hereunder.

9.	Special Provisions for Working Capital Loan

9.1	Withdrawal and Use of Loan

Party B's use of the working capital loan hereunder includes independent payment and fiduciary payment.

9.1.1	Independent Payment

Independent payment means that, after Party A disburses the loan funds to Party B's account according to Party B's application for withdrawal, and Party B will pay the same independently to its counterparties who meet the agreed purposes.

9.1.2	Fiduciary Payment

Fiduciary payment means that, Party A pays the loan funds through Party B's account to Party B's counterparties for the agreed purposes according to Party B's withdrawal application and payment entrustment. For the loan funds in the form of fiduciary payment, Party B authorizes Party A to pay Party B's counterparties through Party B's account on the day of the loan disbursement (or one business day after the loan disbursement).

9.1.3	In any of the following circumstances, Party B shall adopt fiduciary payment unconditionally and in full:

9.1.3.1	where a single withdrawal by Party B exceeds RMB 10 million (including, or equivalent foreign currency); or

9.1.3.2	where Party A requires Party B to adopt fiduciary payment according to the regulatory requirements or risk control requirements.

9.1.4	If the fiduciary payment is adopted, it shall be subject to the approval of Party A when an external payment is to be made after the loan is disbursed, and Party B shall not circumvent Party A's supervision by means of online banking, inverted promissory notes, and breaking the whole into parts, etc.

9.2	When withdrawing money, Party B shall submit an application for withdrawal as required by Party A (which may be affixed with Party B's official seal or Party B's reserved seal at Party A), the borrowing documents and the documents required by Party A according to the different requirements for independent payment or fiduciary payment. Otherwise, Party A has the right to reject Party B's application for withdrawal. If the payment information provided by Party B is inaccurate and incomplete, resulting in the delay or failure of the payment of funds, Party A shall not be liable for Party B’s breach of contract or other losses caused by Party B to its counterparties.

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9.3	Loan Extension

If Party B is unable to repay the loan hereunder on time and needs to extend the loan, it shall submit a written application to Party A one month before the expiration of the relevant loan. If Party A agrees to extend the loan, Party A and Party B shall sign a separate extension agreement. If Party A does not agree with the extension, the loan having been used by Party B and the interest payable thereto shall still be repaid in accordance with this Agreement and the corresponding borrowing documents or the records on Party A's system.

10.	Default Events and Handling

10.1	In any of the following circumstances, Party B shall be deemed having a default event:

10.1.1	Where Party B fails to perform or violates the obligations hereunder;

10.1.2	Where Party B's special warranty hereunder is not true or complete, or Party B violates the special warranty and fails to correct it as required by Party A;

10.1.3	Where Party B fails to withdraw or expend the loan as agreed herein, or fails to repay the principal and interest or expenses of the loan in full and on time as provided herein, or fails to use the fund of the loan to recover the account fund as required by Party A, or fails to accept Party A's supervision and immediately make a correction as required by Party A;

10.1.4	Where Party B has a material default event under a legal and effective contract with any other creditor and fails to satisfactorily resolve the default within three (3) months from the date of default.

The above-mentioned material default event means that Party B's default results in its creditor's right to claim more than RMB one million.

10.1.5	Where, as an NEEQ-listed enterprise or intending to apply for being an NNEQ-listed enterprise, Party B encounters major obstacles in its NEEQ listing or suspends the application for NEEQ listing; Party B receives warning letters from the NEEQ, is ordered by the NEEQ to make a correction, is restricted by the NEEQ for securities account trading or is subject to other self-regulatory measures more than three times or, or is imposed on with disciplinary action, or is delisted, etc.;

10.1.6	Where Party B acts as the supplier of the government purchasing unit, the government purchasing unit has such risk information as continuous or accumulatively three payment delays, etc., which is not conducive to Party A's credit repayment, or Party B is disqualified from supply (entering the blacklist of government procurement), has untimely supply, unstable product quality, difficult operation, obviously deteriorated financial situation (insolvent), suspended projects, etc.;

10.1.7	Where Party B's financial indicators fail to meet the requirements as stipulated in this Agreement/specific business documents; or any prerequisite (if any) for Party A to provide credit/financing for Party B as agreed in this Agreement/specific business documents is not continuously met;

10.1.8	Where Party B uses the loan in a manner of "breaking up the whole into parts" in order to avoid the outward payment of loan funds by Party A under the commission of Party B as required hereby;

10.1.9	Where Party B's business activities may bring Party A anti-money laundering or sanction compliance risks; or

10.1.10	Where any of other circumstances in which Party A considers that its legitimate rights and interests are damaged occurs.

10.2	If the guarantor has any of the following circumstances, which Party A thinks may affect the guarantor's ability to guarantee and for which Party A requires the guarantor to exclude the adverse impact arising therefrom or requires Party B to increase or replace the conditions of the guarantee, but the guarantor or Party B fails to cooperate with Party A, it shall be deemed as an occurred default event:

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10.2.1	Where the guarantor has any circumstance similar to those as described in Article 6.2.6 hereof, or has any of the circumstances as mentioned in Article 6.2.8 hereof without the consent of Party A;

10.2.2	Where the guarantor issues an irrevocable undertaking by concealing its actual capacity to guarantee or without the authorization from the competent authority;

10.2.3	Where the guarantor fails to complete registration, annual enterprise reporting and/or extension/renewal of business term, etc.; or

10.2.4	Where the guarantor fails to manage and recover their due creditor’s rights or to dispose of existing principal property free of charge or otherwise improperly.

10.3	If the mortgagor (or pledger) has any of the following circumstances, which Party A thinks may result in the non-existence or insufficiency of the mortgage (or pledge) and for which Party A requires the mortgagor (or pledger) to exclude the adverse impact arising therefrom or requires Party B to increase or replace the conditions of the guarantee, but the mortgagor (or pledger) or Party B fails to cooperate with Party A, it shall be deemed as an occurred default event:

10.3.1	Where there is no right of ownership or disposition of the mortgage (or pledge), or there is a dispute over the ownership;

10.3.2	Where the mortgage (or pledge) has not been registered, or has been leased, seized, retained or supervised, has a common/legal priority (including but not limited to the priority of the construction project cost), and/or conceals the occurrence thereof;

10.3.3	Where the mortgagor, without the written consent of Party A, transfers, leases, remortgage or disposes of the mortgaged property in any other inappropriate manner, or although Party mortgagor gets the written consent on the disposal of the mortgaged property, the proceeds of the disposition of the mortgaged property are not be used as required by Party A to repay the debts owed by Party B to Party A;

10.3.4	Where the mortgagor fails to properly keep, maintain and care the mortgaged property, as a result the value of the mortgaged property is obviously derogated; or the mortgagor's behavior directly endangers the mortgaged property and causes the value of the mortgaged property to be reduced; or the mortgagor fails to maintain/renew the insurance for the mortgaged property as required by Party A in the mortgage period;

10.3.5	Where the mortgage has been or may be included in the scope of government demolition and expropriation, the mortgagor has not immediately informed Party A nor has fulfilled the relevant obligations as provided in the mortgage contract;

10.3.6	Where the mortgagor provides residual value mortgage guarantee for the business hereunder with its real estate mortgaged at China Merchants Bank, the mortgagor settles its personal mortgaged loan in advance without the consent of Party A before Party B pays off the credit hereunder;

10.3.7	Where the pledger pledges wealth management products, the source of funds for subscription of which is illegal/incompliant; or

10.3.8	Where the mortgage (pledge) has or is likely to have any other matter affecting its value or the right of mortgage (pledge) of Party A.

10.4	Where the guarantee hereunder includes a pledge of accounts receivable, Party A shall have the right to require Party B to provide corresponding guarantee or provide new valid accounts receivable for pledge if the debtor of accounts receivable has any serious deterioration of operation, transfers property/extraction of funds to evade debts, colludes with the pledger of accounts receivable to change the payment path leading to the failure of the accounts receivable to enter the special payment account, loses its goodwill, loses or is likely to lose its capacity to perform agreements, or has any other significant matter affecting its solvency. If Party B fails to provide corresponding guarantee or provide new valid accounts receivable for pledge, it will be deemed having had a default event.

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10.5	In case of any of the above default events, Party A shall have the right to take the following measures simultaneously or respectively:

10.5.1	Party A may reduce the credit line hereunder or stop the use of the remaining credit line;

10.5.2	Party A may advance the recovery of the principal and interest of and expenses in relation to the loan disbursed within the credit line;

10.5.3	For bills of exchange accepted or letters of credit, letters of guarantee, letters of guarantee and delivery letters of guarantee opened (and opened under entrustment) by Party A, whether or not Party A has advanced, Party A may request Party B to add the amount of the deposit, or transfer the corresponding amount from other accounts opened by Party B at Party A to its deposit account as a deposit for the settlement of future advances hereunder, or save the corresponding amount with a third party as a deposit for Party A's future advances for benefit of Party B;

10.5.4	For Party A's creditor’s rights of the outstanding accounts receivable from Party B under factoring, Party A shall have the right to require Party B to immediately perform the repurchase obligation and take other recovery measures in accordance with the relevant specific business documents; Party A shall have the right to claim from Party B immediately for the creditor’s rights of the outstanding accounts receivable from Party B transferred to Party A;

10.5.5	Party A may also directly request Party B to provide any other property acceptable to Party A as a new guarantee. If Party B fails to provide a new guarantee as required, Party B shall bear liquidated damaged equal to 30% of the amount of the credit hereunder.

10.5.6	Party A may directly freeze/withhold deposits in any settlement account and/or any other account opened by Party B at China Merchants Bank, suspend opening new settlement accounts for Party B and suspend new credit cards of Party B's legal representative;

10.5.7	Party A may submit to the credit agency or the banking association the information about the default by Party B, and have the right to share such information among the banking institutions and even disclose the same to the public by appropriate means;

10.5.8	Party A may dispose of the pledge and/or recover from the guarantor in accordance with the provisions of the guarantee documents;

10.5.9	For working capital loans under credit, Party A may change the terms of the entrusted payment conditions of the loan funds and cancel the use of the loan by Party B in the form of “independent payment”; and

10.5.10	Party A may carry out the recourse according to this Agreement.

10.6	The amount recovered by Party A shall be used to repay the credits in the order from the last to the first according to their actual maturity dates. The order in which each credit is paid off shall be in the order of expenses, liquidated damages, compound interest, penalty interest and interest, and finally principal amount of the credit until all the principal and interest and all related expenses are paid off completely.

Party A shall have the right to adjust the above repayment order unilaterally, unless otherwise required by laws and regulations.

11.	Change of and Supplement to Agreement

This Agreement may be changed through mutual negotiation and written agreement between Party A and Party B. This Agreement shall remain valid until a written agreement is reached. Neither party shall make unilateral changes to this Agreement without authorization.

The written supplementary agreement between Party A and Party B on the matter not contained herein or any change hereof, as well as the specific business documents hereunder shall form integral parts hereof.

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12.	Miscellaneous

12.1	During the term hereof, any tolerance, grace granted by Party A to Party B for any default or delay, or Party A’s delay to exercise its rights and interests herein shall not impair, affect or restrict all rights and interests of Party A as a creditor in accordance with the applicable laws and this Agreement, nor act as Party A's permission or approval for any default against this Agreement, nor shall Party A be deemed waiving its right to take actions against existing or future default.

12.2	If for whatever reason this Agreement becomes legally invalid or part of its provisions are void, Party B shall still be liable for the repayment of all debts owed to Party A hereunder. In the above case, Party A shall have the right to terminate this Agreement and may immediately recover from Party B all debts owed by Party B hereunder.

If the requirements of the applicable laws and policies, resulting in additional costs for Party A's performance of the obligations hereunder, Party B shall compensate Party A for the additional costs incurred as required by Party A.

12.3	The notice, requirement or any other document of Party A and Party B in relation to this Agreement(“Notice”) shall be sent in writing (including but not limited to mail, fax, e-mail, e-platform (such as corporate banking/corporate APP, etc.), SMS and WeChat).

12.3.1	If delivered by a special person (including but not limited to the delivery by a lawyer/notary and delivery by express), upon the receiving party's signing for the notice, it shall be deemed being served (if the receiving party reject to accept it, the notice shall be deemed to be served on the day of rejection/return or on the day of delivery (whichever is earlier)); if delivered by mail, it shall be deemed being served seven (7) days after delivery; if delivered by fax, e-mail, or by Party A's e-platform, SMS or WeChat, etc., the date of successful delivery on the sender's corresponding system shall be deemed as the date of service.

If Party A notifies Party B of the transfer of creditor's rights or urges the collection from Party B by way of public media announcement, the notice shall be deemed being served from the date of announcement.

Any party who changes the contact address, e-mail, fax number or mobile phone number or WeChat shall notify the other party of the changed information five (5) business days from the date of the change, otherwise the other party shall have the right to deliver the notice to the original contact address or with the original information. If the changed contact address or information is not successfully served, the date of return or the date after seven (7) days of delivery (whichever is earlier) shall be deemed to be the date of service. The changing party shall bear the possible losses, without affecting the legal effect of service.

12.3.2	The contact address, e-mail, fax number, mobile phone number and WeChat as set forth herein shall serve as the address of service for the respective notary documents and judicial documents (including but not limited to the hearing and execution documents such as indictment/arbitration application, evidence, subpoena, notice of response, notice of proof, notice of session, notice of hearing, judgment/adjudication, ruling, conciliation statement, notice of performance within certain time, etc.), and the delivery of the aforesaid documents by the accepting court or the notary authority to such address of service in writing as agreed herein shall be deemed as valid service (the specific service standards shall be subject to the provisions of the preceding paragraph).

12.4	The parties agree that for each business application under trade financing, Party B may affix the specimen seal of Party B reserved by Party A, and the parties shall recognize the validity of such seal.

12.5

The parties agree that, if Party B submits various applications or business documents for credit business through Party A's e-platform (including but not limited to corporate banking/corporate APP), the electronic signature generated by digital certificate shall be regarded as Party B's valid signature representing the true intention of Party B. Party A shall have the right to fill in relevant business vouchers according to the application information issued online and Party B shall recognize the authenticity, accuracy and legality of and be bound by such relevant vouchers.

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12.6	In order to facilitate business, any operation point under Party A may handle every operation (including but not limited to application acceptance, data check, loan disbursement, transaction confirmation, withholding, inquiry, receipt printing, collection and deduction as well as various notices) Party A gets involved in and transacts, and generate, issue or present relevant documents or letters. The operation or document issuance of such operation point of Party A shall be regarded as Party A's action and shall be binding on Party B.

12.7	Any annex hereto shall form an integral part hereof and shall automatically apply to the specific business actually occurring between the parties hereto.

12.8	The relevant expenses arising from or in relation to the notarization (except compulsory notarization) or any other matter of commissioning a third party to provide services shall be borne by the client itself. If the parties jointly act as clients, each shall bear 50% of the expenses.

In the event where Party B fails to return the debts owed to Party A hereunder on time, all expenses incurred by Party A for the realization of the creditor's rights such as lawyer’s fees, litigation fees, travel expenses, announcement fees, service fees and so on shall be borne by Party B in full, and Party B authorizes Party A to deduct the same directly from Party B's bank account opened at Party A. If the amount in the account of Party B is insufficient to cover the expenses, Party B undertakes to repay the amount after receiving Party A's notice, without any proof from Party A.

12.9	Upon the request of Party A, Party B shall (tick with “√” in ☐):

☐	buy and maintain insurances for its core assets and designate Party A as the primary beneficiary;

☐	not sell or mortgage the assets designated by Party A before the discharge of the credit debt;

☐	have the following restrictions on its bonuses to distributed for its shareholders before the discharge of the credit debt as required by Party A:

/

12.10	Party B shall ensure that its financial indicators during the credit period are not below the following requirements:

/

12.11	Party B also accepts the provisions of the Group Credit Business Cooperation Agreement (including any adjustment or supplement made from time to time) numbered / signed by and between China Merchants Bank / Branch and Party B's parent company / head office / holding company /(fill in the name of the enterprise), and agrees to be bound by such agreement and agree to undertake the obligations under the agreement set for a specific subordinate under the group as the subordinate under the group. If not, Party B shall be deemed as a default, and Party A shall have the right to take all measures for such default as stipulated herein.

12.12	Miscellaneous:

12.12.1	(1) Party B shall not make use of the creditor's rights such as bills, accounts receivable, etc. based on false contracts with related parties or without trade background, to handle all kinds of business at Party A, such as discounting, factoring, pledge, letter of credit, forfaiting, etc.. If Party B uses related transactions to damage or evade the creditor's rights of Party A or any other branch of China Merchants Bank, Party B shall be deemed having a default hereunder, and Party A shall have the right to take corresponding measures for such default in accordance with this Agreement. (2) The default by any related party of Party A with China Merchants Bank shall be deemed as the default event under the credit of the Group, Party A shall have the right to decide whether to take measures to deal with the default event as agreed herein against Party B according to the degree of influence of the default, regardless of whether Party B has the default hereunder. (3) A related transaction is a matter of transfer of resources or obligations between the related parties, whether or not the price is charged. Related parties mean that, in the enterprise financial and business decision, if one party has the ability to control directly or indirectly, jointly control with others the other party or exert significant influence on the other party, the two parties will constitute related parties: if two or more parties are under the control of one party, they will also constitute related parties. The parties agree that the specific definition of related parties shall be subject to Party A. (4) A group is a group of legal persons with a direct or indirect relationship of holding (controlling) and being held (controlled), or any other group of legal persons with substantial risk links (such as being jointly controlled by a third party, having other related relationships, and possibly transferring assets and profits not in accordance with the fair price principle). The control relationship refers to the relationship in which Party B has actual control or exerts significant influence on the other party's business decisions, capital operation, and appointment of senior management personnel. The parties agree that whether they belong to the group members shall be subject to Party A.

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12.12.2	Party B warranties that, it has no performance under domestic lending secured by overseas guarantee; if it has such circumstance, Party B will notify Party A in time, and Party A will have the right to suspend the signing of a new contract for domestic lending secured by overseas guarantee or the processing of new withdrawals. Party B further warranties that, in case of guarantee performance, the sum of outstanding principal balance and stock exterior liabilities will not exceed its cross-border financing risk weighted balance, and it will bear the risk from the excess over its cross-border financing risk weighted balance.

12.12.3	Party B undertakes that its asset-liability ratio (asset-liability ratio = total liabilities / total assets) will not exceed 70% during the term of this Agreement, otherwise Party A will have the right to require Party B to repay all principal and interest of the loan hereunder in advance.

13	Account Information

☐13.1	Special Loan Account (Tick with “√” in the “☐” if applicable)

All loan funds hereunder must be disbursed and paid through the following account:

Beneficiary: Shanghai Cellular Biomedicine Group

A/C No.: 121931396310901

Opening bank: China Merchants Ban

k Co., Ltd. Shanghai Branch Dalian Road Sub-branch

13.2	Fund Recovery Account

13.2.1	Party A and Party B agree to designate the following account as Party B's fund recovery account:

Beneficiary: Shanghai Cellular Biomedicine Group

A/C. No.:121931396310901

Opening bank: China Merchants Bank Co., Ltd. Shanghai Branch Dalian Road Sub-branch

13.2.2	The monitoring requirements of this account are as follows: /

Party A shall have the right to take back the loan in advance according to Party B's recovery of funds, that is, when the account has recovered funds, the loan corresponding to the amount of such funds may be deemed due in advance and Party A shall have the right to withhold money directly from the account to repay the loan.

13.3	Party B shall provide the circulation of the funds of the above-mentioned account on a quarterly basis, and shall cooperate with Party A to monitor the implementation of the relevant account and recovery of funds.

14.	Governing Law and Resolution of Disputes

14.1	The conclusion, interpretation and dispute settlement of this Agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao and Taiwan), and the rights and interests of the parties hereto shall be protected by the laws of the People's Republic of China.

14.2	Any dispute between Party A and Party B arising from the performance hereof shall be settled through negotiation between the parties hereto. If negotiation fails, either party may (choose one of the three and tick with “√” in the proper ☐):

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☐14.2.1	Bringing a suit to a competent people's court with jurisdiction in the place where Party A is located;

☑14.2.2	Bringing a suit to the people's court with jurisdiction in the place where the agreement is signed, which is China Merchants Bank Co., Ltd. Shanghai Branch Dalian Road Sub-branch; or

☐14.2.3	Apply to / (fill in the name of the specific arbitration institution) for arbitration at /.

14.3	Party A may apply directly to the competent people's court for enforcement in order to recover the debts owed by Party B hereunder this Agreement and each specific business document after the notarization of the enforcement effect given by the parties on this Agreement and such specific business document.

15.	Effect of Agreement

This Agreement shall enter into force after the legal representative/principal of the parties hereto or their authorized agents sign (or affix personal seal) and affix the common seal/special seal for contract hereunto, and shall expire automatically upon the expiration of the credit period or the discharge of all the debts and other related expenses owed by Party B hereunder (whichever is later).

16.	Supplementary Provisions

This Agreement is made in triplicate with one (1) copy held respectively by Party A, Party B and the related party. All copies shall have the same legal effect.

Annexes:

1.	Special Provisions for Cross-border Trade Financing

2.	Special Provisions for Buyer/Import Factoring

3.	Special Provisions for Order Loan

4.	Special Provisions for Discounting of Commercial Acceptance Bill

5.	Special Provisions for Derivative Transaction

6.	Special Provisions for Gold Lease

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Annex 1

Special Provisions for Cross-border Trade Financing

1.	Cross-border connected trade financing refers to the cross-border trade financing provided by Party A and the overseas institutions of China Merchants Bank (hereinafter referred to as the "Connected Platform"), for which Party B applies to Party A based on the background of the real cross-border trade with overseas companies.

2.	The specific varieties of cross-border connected trade financing include: back-to-back letter of credit, issuance of letter of credit under entrustment, overseas financing under entrustment, bill guarantee, overseas credit of letter of guarantee and cross-border trade financing express. The specific meaning, rules and so on of each business variety shall be set forth in the specific business document.

3.	Under back-to-back letter of credit, the parent letter of credit Party B applies to Party A to open shall directly occupy the credit line under this Agreement, Under such parent letter of credit, the bill of draft or advance (whether or not in the credit period) handled by Party A to perform its issuance obligations and the corresponding interest and expenses therefrom shall constitute Party B's financing debts to Party A and shall be included in the scope of credit guarantee.

Under issuance of letter of credit under entrustment/overseas financing under entrustment, the letter of credit Party A entrusts the Connected Platform to accept the overseas company’s application to open on basis of Party B's application, or the trade financing provided by such overseas company shall occupy the credit line under this Agreement. If Party A issues the amount of inward bill purchase under collection or advances to Party B for external payment under inward collection, such amount of bill purchase or advance (whether or not in the credit period) and related interest and expenses shall directly constitute Party B's financing debts to Party A and shall be included in the scope of credit guarantee.

Under bill guarantee, Party A may, on the basis of Party B's application, directly occupy the credit line of Party B under this Agreement to provide a guarantee for Party B’s acceptance of bill of exchange. If Party B fails to pay the bill in full and on time, Party A shall have the right to make advances directly on the guaranteed bill, such advances (whether or not in the credit period) and the related interest and expenses therefrom shall be included in the scope of the credit guarantee.

Under overseas credit of letter of guarantee, Party A shall directly occupy the credit line under this Agreement according to the letter of guarantee/standby letter of credit issued on basis of the application of Party B. After the overseas company assigns the collection interest (non-claim right) under the letter of guarantee to the Connected Platform, when the Connected Platform claims against Party A with the letter of guarantee/standby letter of credit, Party A's advances (whether or not in the credit period) and the related interest and expenses therefrom shall directly constitute Party B's financing debts to Party A and shall be included in the scope of the credit guarantee.

Under cross-border trade financing express, after Party A reviews and approves the trade financing of Party B according to Party B's application, the trade financing provided directly by the Connected Platform for Party B shall occupy the credit line under this Agreement. If Party B fails to return the trade financing funds of the Connected Platform in full and on time, Party A shall have the right to return them by way of bill of draft or advance, the related bill of draft or advance (whether or not in the credit period) and the related interest and expenses therefrom shall directly constitute Party B's financing debts to Party A and shall be included in the scope of the credit guarantee.

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Annex 2

Special Provisions for Buyer/Import Factoring

1.	Definitions

1.1	Buyer / import factoring means that, Party A, as a buyer / import factor, provides a comprehensive factoring service for the seller/export factor, including approval of payment, collection and management of accounts receivable, after accepting the accounts receivable with Party B as the debtor of accounts receivable under a commercial contract assigned from the seller/export factor.

Under buyer/import factoring, if Party B has a buyer's credit risk, Party A shall be liable to the seller/export factor for approval of payment; in case of a dispute during the performance of the commercial contract, Party A shall have the right to reversely assign the assigned accounts receivable to the seller/export factor.

1.2	A seller/export factor is a party that enters into a factoring agreement with the supplier/service provider (creditor of accounts receivable) under a commercial contract and accepts the assigned accounts receivable held by the creditor of accounts receivable. Party A may act as both buyer/import factor and seller/export factor.

1.3	A dispute refers to the defense, counterclaim, set-off or similar act of Party B against the accounts receivable assigned to Party A caused by the dispute between the creditor of accounts receivable and Party B due to the related goods, services, invoices or any other business contract, and the third party's claim or application for inspecting, freezing, deducting the accounts receivable under this Agreement. The failure to fully or partially realize the accounts receivable assigned to Party A due to any non-buyer's credit risk shall be deemed as a dispute.

1.4	Commercial contract: a transaction contract signed between Party B and the creditor of accounts receivable for the purpose of commodity transaction and/or service transaction and with sales on account as settlement way.

1.5	Approved payment/guarantee payment means that, after Party B has a buyer's credit risk, Party A, as the buyer/import factor, shall pay the corresponding amount of accounts receivable to the seller / export factor within a certain period after the amounts receivable are due.

2.	Upon the application of Party B, Party A shall agree to handle the buyer / import factoring for Party B within the credit line, and the accounts receivable assigned from the seller/export factor to it shall deduct from/occupy the credit line under this Agreement according to the amount thereof.

The amount paid by Party A as the buyer / import factor in the performance of the approved payment/guarantee payment liability, as well as the related expenses therefrom, shall be deemed to be the credit granted by Party A to Party B under this Agreement (the financing interest rate within 30 days from the date of disbursement is /, and the financing interest rate beyond this period is /) and shall be included in the scope of the credit guarantee provided by Party B. Party A shall have the right to take the measures as agreed under this Agreement to recover the approved payment / guarantee payment from Party B. As long as the seller / export factor (whether Party A or not) has received accounts receivable during the credit period, Party A shall have the right to claim against Party B in accordance with this Agreement and the commercial contract, even if Party A performs the approved payment responsibility beyond the credit period.

3.	Buyer/Import Factoring Handling Expenses

Factoring handling expenses are the business management fees to be charged for Party A’s buyer/import factoring, which shall be charged by Party A from Party B at the time of transfer closing at a certain rate of the accounts receivable. The specific rate shall be reasonably determined by Party A according to its business rules.

4.	Party B waives the right to claim for any dispute in the performance of the commercial contract. In view of this, whether or not there is any other agreement, once Party B fails to pay as agreed in the commercial contract, it shall be deemed having a buyer's credit risk, Party A may approve the payment and Party B shall not have an objection to this.

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Annex 3

Special Provisions for Order Loan

1.	An order loan is the loan business issued to Party B by Party A in accordance with the commercial contract (or project contract) signed by Party B and its downstream customer (payer) for the daily production and operation (or performance of the project contract) under the commercial contract, and taking the contract sales return (or project return) as the first source of repayment.

2.	Party B shall open a special collection account for the sales under the commercial contract (or project contract) at Party A. All the funds from the sales under the commercial contract (or project contract) applying for the order loan must be paid directly to the special account, and shall not be used without the approval of Party A, nor shall the special account be changed. Party B shall notify the payer that the special account is the sole account of the sales collection. Party A shall have the right to withhold the funds from the special account for the repayment of principal and interest, penalty interest and any other related expense.

3.	Party A may immediately cease the use of Party B's line under the Credit Agreement and take measures for default in accordance with the Credit Agreement where:

3.1	Party B's downstream customers have three consecutive delays in payment, Party A thinks, with reasonable judgment, that Party B has the deterioration of financial situation, etc. not conducive to the protection of Party A's creditor’s rights;

3.2	Party B is disqualified as a supplier by its downstream customers; Party B fails to deliver goods to its downstream customers in time; its product quality is unstable; Party B carries out the construction not in accordance with the schedule stipulated in the project contract without the approval of downstream customers; Party B's qualification is lowered and its qualification does not meet the requirements of downstream customers; according to Party A's reasonable judgment, Party B has operating difficulties or deteriorated financial situation; or the collections from downstream customers are less than the total monthly repayment amount of all financing contracts under the credit for three consecutive months, and downstream customers fail to pay in instalments as stipulated in the project contract for two consecutive periods.

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Annex 4

Special Provisions for Discounting of Commercial Acceptance Bill

1.	Discounting of commercial acceptance bill means the business that Party A discounts a commercial acceptance bill accepted, endorsed or guaranteed by Party B or allows the holder to deal with discounting at any branch of China Merchants Bank (hereinafter referred to as "Other Discount Accepting Bank"). The holder (hereinafter referred to as "Discount Applicant ") may apply to Party A or any other discount accepting bank for discount with the commercial acceptance bill, which shall occupy the credit line under this Agreement.

As Party A’s providing Party B with discounting service of commercial acceptance bill is a prerequisite for other discount accepting banks to accept the holder's application for discount, the other discount accepting banks shall have the right to transfer the discounted bill to Party A after discounting, Party A shall have the obligation to accept the transfer, and Party B shall not object to this.

2.	The commercial acceptance bill referred to in this Article includes both a paper commercial acceptance bill and an electronic commercial acceptance bill (hereinafter referred to as “Electronic Commercial Bill”); the interest payment modes include: payment by the buyer, payment by the seller, payment by the other party and payment according to agreement.

3.	Party B shall open a commercial acceptance bill deposit account at Party A (the account number shall be generated or recorded by Party A system when the deposit is made) and deposit a certain amount of funds into the deposit account in proportion as required by Party A before each bill is accepted, as the deposit for the payment of the commercial acceptance bills discounted by Party A, or accepted by Party A from Other Discount Accepting Banks.

If Party B is the acceptor of commercial acceptance bill, Party B shall deposit the full amount for the bill payable in its deposit account at Party A before the expiration of each commercial acceptance bill, to satisfy each due payment.

4.	During the credit period, the Discount Applicant may apply directly to Party A for discount with the commercial acceptance bill accepted, endorsed or guaranteed by Party B, or apply to Other Discount Accepting Banks for discount. Party A or Other Discount Accepting Banks shall have the right to examine the qualification of the Discount Applicant, request Party B to verify and validate, and decide whether to handle the discount.

After discounting, Other Discount Accepting Banks shall have the right to endorse and transfer their discounted commercial acceptance bills to Party A in accordance with the applicable rules and regulations of China Merchants Bank. After Party A handles the discount or accepts the commercial acceptance bill from Other Discount Accepting Banks, Party B shall pay the bill payable to Party A unconditionally, in full and on time.

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5.	The opening, acceptance, guarantee, endorsement, discount, etc. of each Electronic Commercial Bill shall be based on the business information kept in China Bill Trading System or the electronic commercial bill system, or the customer statements completed or printed accordingly. The information retained in China Bill Trading System or the electronic commercial bill system and the business records arising therefrom shall be parts of this Annex and shall have the same legal effect as this Annex. Party B shall recognize the accuracy, authenticity and legality thereof.

6.	Any dispute arising from the basic contract of commercial acceptance bill discounted by Party A shall be settled by Party B by coordinating with the parties concerned, and shall not exempt Party B from the obligation to make the deposit and payment in full and on time as agreed in Article 3 hereof.

7.	In the case where Party A has discounted a commercial acceptance bill accepted, endorsed or guaranteed by Party B or a commercial acceptance bill from Other Discount Accepting Banks, if the bill payer or Party B fails to make full payment for the bill before its due date, Party A shall have the right to take recourse measures directly to Party B, including but not limited to withholding payment from any account opened by Party B at China Merchants Bank. For the advance made by Party A due to Party B's insufficient payment and the insufficient account balance, Party A shall may collect the penalty interest from Party B at five-ten thousandths of the advance per day in accordance with the relevant provisions of the Payment and Settlement Measures.

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Annex 5

Special Provisions for Derivative Transaction

1.	The derivative transaction handled by Party A by accepting the application of Party B may occupy the credit line at a certain percentage to the nominal principal/transaction amount; or in the event of a floating loss in the derivative transaction, Party A may add to occupy Party B's credit line according to the specific agreement of the parties (at the time of each transaction, Party A shall determine the specific amount of the credit line occupied in accordance with the variety, term and risk of the transaction, the risk coefficient of the business corresponding to the reduced credit line, etc.), and the actual amount of the credit line occupied shall be based on the records of the line occupation notice and/or the transaction confirmation/statement issued by Party A.

2.	Any derivative transaction with balance or loss during the credit period, whether the date of the transaction is within the credit period or not, shall occupy the credit line in accordance the preceding article.

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Annex 6

Special Provisions for Gold Lease

1.	"Gold Lease" business means the business that, Party A leases physical gold to Party B, and after the expiration of the lease term, Party B will return the gold of the same amount, the same quality and the same property to Party A, and pay the rent to Party A in RMB on a regular basis.

2.	Party A may, in accordance with Party B's application, handle the gold lease business for Party B during the credit period and within the credit line, and the physical gold leased by Party A shall occupy the credit line at the agreed value of the gold lease agreement signed by both parties and shall constitute Party B's debt to Party A.

Special Tips:

All provisions of this Agreement (including annexes) are fully negotiated by the parties. Party A has drawn Party B's special attention to the provisions concerning the exemption or restriction of Party A's liabilities, Party A's unilateral possession of certain rights and the increase of Party B's liabilities or the restriction of Party B's rights, and has made a comprehensive and accurate understanding of the same. Party A has made the corresponding explanation to the above provisions at the request of Party B. The parties hereto have a completely consistent understanding to the provisions of this Agreement.

(hereinafter left blank intentionally)

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(Below is the signing column for the Credit Agreement numbered 121XY2020020868 (applicable to the working capital loan without additional loan contract needed))

Party A: China Merchants Bank Co., Ltd., Shanghai Branch (seal)

Special Seal for Contract of China Merchants Bank Co., Ltd., Shanghai Branch (seal)

Principal or authorized agent (signature/seal):

Shi Shunhua (seal)

Address: 1088 Lujiazui Ring Road, Pudong New District, Shanghai

Company email:/

Company fax:/

Mobile:/

Company WeChat:/

Date of signing: July 23, 2020

Party B: Shanghai Cellular Biomedicine Group (seal)

Shanghai Cellular Biomedicine Group (seal)

Legal representative/principal or authorized agent (signature/seal):

Chen Yixing (seal)

Address: Building 3, 85 Faraday Road, China (Shanghai) Pilot Free Trade Zone, Pudong New District, Shanghai

Company email:/

Company fax:/

Mobile:/

Company WeChat:/

Date of signing: August 10, 2020

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Irrevocable Letter of Maximum Guarantee

No.: 121XY2020020868

To: China Merchants Bank Co., Ltd., Shanghai Branch

On basis of the Credit Agreement numbered 121XY2020020868 (applicable to the working capital loan without additional loan contract needed) (hereinafter referred to as the "Credit Agreement") having been entered into (or is about to be entered into) between and by you and Shanghai Cellular Biomedicine Group (hereinafter referred to as the "Credit Applicant”), we (the “Guarantor”) agree to provide a credit line of totally RMB Thirty Million only (including equivalent other currencies) (hereinafter referred to as "Credit Line ") for the Credit Applicant within the credit period as provided in the Credit Agreement (hereinafter referred to as "Credit Period", i.e. the Determination Period of Creditor’s Rights).

Upon the request of the Credit Applicant, the Guarantor agrees to issue this Guarantee and voluntarily assumes joint and several liability for all debts owed by the Credit Applicant to you under the Credit Agreement. The specific terms and conditions are as follows:

1.	Guarantee Scope

1.1.	The scope of guarantee provided by the Guarantor is the sum of the principal balances of the loans and other credits granted by you to the Credit Applicant under the Credit Agreement within the Credit Line (maximally RMB Thirty Million only), as well as the related interest, penalty interest, compound interest, liquidated damages, late performance fee, factoring fee, expense for the realization of the guarantee right and creditor’s rights and other related expenses, including but not limited to:

1.1.1	the outstanding balance of the specific business under the original Credit Agreement (fill in the name of the text of the agreement here) numbered / between you (or your subsidiary) and the Credit Applicant;

1.1.2	the principal balance and interest, penalty interest, compound interest, liquidated damages and late performance fee of the advances made by you to the Credit Applicant for the performance of your obligations under the Credit Agreement, such as commercial bill, letter of credit, letter of guarantee/customs tax payment guarantee/bill guarantee, delivery against bank guarantee, etc., as well as the debts of the Credit Applicant to you as a result of providing a guarantee for the commercial bill accepted by the Credit Applicant;

1.1.3	under factoring business, the creditor right on accounts receivable of the Credit Applicant accepted by you and the corresponding overdue liquidated damages (late fees) and late performance fees, and / or the basic acquisition payment (basic purchase payment) and related factoring fees paid to the Credit Applicant with your own funds or other legitimate sources of funds;

1.1.4	the principal balance and interest, penalty interest, compound interest, liquidated damages and late performance fees of the outward payment made by the bank entrusted by you in the trade financing under the Credit Agreement;

1.1.5	the bill of draft or advance (whether or not in the Credit Period) made according to the specific business documents for purpose of returning the facility of the Connected Platform as well as interest, penalty interest, compound interest, liquidated damages and late performance fees, etc., when you deal with cross-border connected trade financing, such as issuance of letter of credit under entrustment, overseas financing under entrustment or cross-border trade express, etc., under the Credit Agreement,

1.1.6	the advance made by you for the Credit Applicant in the performance of the obligations of the issuing bank under the letter of credit and the principal balance and interest, penalty interest, compound interest, liquidated damages and late performance fees of the debts of inward documentary bills/delivery against bank guarantee for the issuance of such letter of credit if you entrust any other branch of China Merchants Bank to issue a back-to-back letter of credit to the beneficiary upon request of the Credit Applicant for issuing a letter of credit;

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1.1.7	all the debts of the Credit Applicant to you under derivative transaction, gold lease, etc.;

1.1.8	the principal balance of the loan issued by you in accordance with the specific business documents under the Credit Agreement and the corresponding interest, penalty interest, compound interest, liquidated damages and late performance fees, etc.; and

1.1.9	the expenses from the realization of your guarantee right and creditor’s rights (including but not limited to legal cost, lawyer’s fee, notice fee, service fee and travel expense) and all other related expenses.

1.2.	In the case of revolving credit, if the balance of the principal of the loan or any other credit provided by you for the Credit Applicant exceeds the amount of the Credit Line, the Guarantor shall not undertake the guarantee liability for the excess of the credit balance over the amount of the Credit Line, but shall undertake the joint and severable liability for the principal balance of the loan or any other credit not exceeding the amount of the Credit Line and its interest, penalty interest, compound interest, liquidated damages, late performance fees, expenses for the realization of the guarantee right and creditor's rights and other related expenses.

Notwithstanding the foregoing, the Guarantor makes it clear that, even if the balance of the principal of the loan or any other credit you provide for the Credit Applicant exceeds the amount of the Credit Line at a certain point in the Credit Period, the sum of the principal balances of the credits does not exceed the Credit Line the credit line at the time when you require the Guarantor to undertake the guarantee liability, the Guarantor shall not contest the foregoing provision but shall be jointly and severally liable for the balances of the principals of the credits and their interest, penalty interest, compound interest, liquidated damages, late performance fees, expenses for the realization of the guarantee right and creditor’s rights, and other related expenses (as specified in Article 1.1).

1.3	If, during the Credit Period, you handles repayment of new loans, conversion of old loans or debts under letters of credit, letters of guarantee, notes, etc.(whether such old loans, letters of credit, guarantees, notes, etc., are in or before the Credit Period) for the Credit Applicant, the Guarantor acknowledges that the debts arising therefrom will be included in the scope of its guarantee liability.

1.4	Where the Credit Applicant applies for the issuance of import letter of credit, if the inward documentary bills actually occur under the same letter of credit, the issuance of import letter of credit and the inward documentary bills shall occupy the same line at different stages. That is, when the inward documentary bill business occurs, the line restored after the letters of credit are paid will be used for inward documentary bills, which is deemed to occupy the same line of the original issuance of import letter of credit. This is recognized by the Guarantor.

2.	This Guarantee as Maximum Guarantee

2.1	During the Credit Period, you may provide a credit for the Credit Applicant in instalments. The specific credit variety and line amount, whether each credit variety can be adjusted or used, and the specific use conditions shall be subject to your review and approval. If you adjust the original approval opinion according to the application of the Credit Applicant during the Credit Period, the subsequent approval opinion issued by you shall constitute a supplement and change to the original approval opinion, and so on.

The expiration date of each specific business may be later than the expiration date of the Credit Period as provided in the Credit Agreement.

2.2	Upon the expiration of the Credit Period, if the loans, advances or other credits provided by you for the Credit Applicant have a balance, within the scope of the guarantee established in this Guarantee, the Guarantor shall be jointly and severally liable for the repayment of such loans, advances or other credits; before the expiration of the Credit Period, if you claims from the Credit Applicant in advance in accordance with the Credit Agreement and/or the specific business documents, the Guarantor shall also be jointly and severally liable within the scope of the guarantee liability determined in this Guarantee.

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2.3	In the case of commercial bill acceptance, letter of credit (including issuance of letter of credit under entrustment, back-to-back letter of credit, the same below), letter of guarantee, letter of guarantee, delivery against bank guarantee, cross-border connected trade financing and other credit business provided by you for the Credit Applicant during the Credit Period, even if no advance is made by you at the end of the Credit Period, but the actual advance is made by you under the aforesaid business after the expiration of the Credit Period, the Guarantor shall jointly and severally liable for all debts incurred on the Credit Applicant thereby within the scope of the guarantee liability as provided in this Guarantee.

In the case where derivative transactions occur before the Credit Period but still have balances or losses during the Credit Period, and derivative transactions occur during the Credit Period but still have balances or losses after the expiration of the Credit Period, resulting in additional occupation of the Credit Line, the Guarantor shall be jointly and severally liable for all the debts arising from for the Credit Applicant in accordance with this Guarantee.

2.4	In the case where, during the performance of each specific business under the Credit Agreement, you reach an extension arrangement or change the relevant terms with the Credit Applicant for each specific business, such as the term, interest rate, amount, etc., or you adjust the interest rate and pricing method in accordance with the Credit Agreement and/or the specific business documents during the Guarantee Period, you may not get the consent of or deliver a notice to the Guarantor, the Guarantor will give an approval and the guarantee liability of the Guarantor according to this Guarantee will not be affected.

2.5	If the documents received by you in the L/C business under the Credit Agreement have discrepancies according to your examination, but the Credit Applicant accepts such discrepancies, the Guarantor shall assume the guarantee liability for the principal and interest of the debts arising from your external acceptance or payment in accordance with this Guarantee, without any defense against your acceptance of discrepancies without the consent from or notice to the Guarantor.

2.6	Amendments to letters of credit, letters of guarantee (or stand-by letters of credit), acceptance of forward letters of credit or extension of the payment period after the promise of due payment, etc. shall not require the consent from or notice to the Guarantor, and shall be approved by the Guarantor, without prejudice to the guaranty liability of the Guarantor under this Guarantee.

2.7	The Guarantor acknowledge that the specific business documents (whether single-sum agreement/application or framework agreement) signed by you and the Credit Applicant for each specific business under the credit constitute integral parts of the Credit Agreement, and set forth the rights and obligations involving the specific business together with the Credit Agreement.

The Guarantor acknowledges that the specific amount, time limit and purpose of the credit actually occurring between you and the Credit Applicant shall be subject to the specific business documents, the business vouchers made by you and the business records in your system.

2.8	In respect of the letter of guarantee/customs tax payment guarantee / bill guarantee and other business handled by you upon the application of the Credit Applicant, the assignment of the guarantee interest / bill interest shall not affect the guarantee obligation of the Guarantor under this Guarantee and the Guarantor undertakes not to raise any defense on this ground.

3	Guarantee Mode

3.1	The Guarantor acknowledges that, financially and legally, it will be jointly and severally liable for all the debts of the Credit Applicant granted within the scope of guarantee. If the Credit Applicant fails to pay the principal and interest and related expenses of the loans, advances and other credit debts owed to you in a timely manner as provided in the Credit Agreement and/or the specific business documents, or any other default event as provided in the Credit Agreement and/or the specific business documents, you shall have the right to recourse directly from the Guarantor without recourse or action against the Credit Applicant first.

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3.2	The claim notice from you shall be final and thereby the Guarantor has no objection to it. This Guarantor agrees to repay all the debts of the Credit Applicant under the Credit Agreement within five (5) days after receiving your written claim notice without any certificate or any other document issued by you. Unless obvious and material errors, the Guarantor acknowledges that the amount of money claimed by you is accurate.

You shall have the right to collect money from the Guarantor by such means as fax, mail, personal delivery, public announcement, etc. as you think appropriate.

4.	Guarantee Liability Period

The guarantee period of the Guarantor shall be an additional three (3) years to the period from the effective date of this Guarantee to the maturity date of each loan or any other facility under the Credit Agreement or the creditor’s rights of the amounts receivable assigned to you or the payment date of each advance. If the term of any specific credit is extended, the guarantee period shall extend until three years after the expiration of the extension period.

5.	Severability of Guarantee

5.1	This Guarantee is severable, continuously valid, irrevocable and unconditional and shall not be affected by the validity of the Credit Agreement or each specific business document, any agreement or document signed between the Credit Applicant and any entity/individual, nor by any change such as the Credit Applicant's fraud, reorganization, closure, dissolution, liquidation, bankruptcy, merger (combination), demerger, restructuring, expiry of business term, etc., nor by any time grace or extension given by you to the Credit Applicant or by any delay in the exercise of your right to recover the amount owed by the Credit Applicant under the relevant agreement.

5.2	If there are other mortgagors, pledgers or other guarantors at the same time, you shall have the right to claim severally, successively or concurrently from each mortgagor/pledger or guarantor (including the Guarantor hereunder); your waiver, change or release of the mortgage or pledge, or change or release of the guarantee liability of any other guarantor, or delay of the claim to any mortgagor/pledger/other guarantor, shall not affect the guarantee liability of the Guarantor under this Guarantee, and this Guarantor shall still have the obligation to assume joint and several guarantee liability for all credit debts owed to you by the Credit Applicant according to this Guarantee.

6.	The Guarantor hereby represents and warranties that:

6.1.	it is a legal person incorporated according to law, with the qualification for guarantor or any other organization with the qualification for guarantor, or it is a natural person with full civil capacity and willing to use the assets owned by it or it has right to dispose of according to law as guarantee to ensure the performance of the obligations as provided herein;

6.2	its issuance of this Guarantee has been fully authorized or approved by the superior department / board of directors, etc.;

6.3	the issuance of this Guarantee is the true intention of the Guarantor without fraud or coercion;

6.4	the total amount of its external guarantees (including foreign currency conversion) will not exceed the total amount of its owner's equities before the expiry of this Guarantee;

6.5	it will provide you with financial books/ statements and annual financial reports in a timely manner as required by you, and inform you of the major decisions and changes in the production, operation and management of this Guarantor in a timely manner;

6.6	the financial information and all other documents provided it for you are true and legal, and its legal representative or any other principal will be liable for this;

6.7	it will issue the “counter-guarantee” as required by you;

6.8	Any change in its business registration, organizational structure, equity structure, mode of operation or financial situation or any event such as debt restructuring, major related transaction, etc., shall not affect the legal binding force of this Guarantee on it; if any of the above changes may affect its ability to perform this Guarantee, it will be obliged to notify you immediately;

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6.9	its heir or transferee will be bound by all the provisions of this Guarantee; it will not assign the above guarantee obligations without your written consent;

6.10	if it is a natural person with a spouse, it will provide the confirmation letter of the spouse to the guarantee as requested by you; if without a spouse, it will declare that the marital status information provided with you is true, complete and reliable as at the time when this Guarantee is entered into, and it will acknowledge that you may verify and investigate the marital status information provided by it when you deem necessary (without any other authorization) and it warranties that all facilities are provided unconditionally; and

6.11	if it fails to pay off the guaranteed debts in accordance with this Guarantee, you will have the right to freeze/deduct the funds from any account opened by it at China Merchants Bank or entrust any other financial institutions to freeze/deduct the funds of any account opened by it at that institution (if the guaranteed debt is not RMB, you will have the right to purchase foreign exchanges directly from its RMB account at the exchange rate announced at the time of deduction) until all debts owed by the Credit Applicant under the Credit Agreement are discharged, and you will have the right to continue to recover the deficiency.

7.	No Waiver

During the term of this Guarantee, any tolerance, grace or delay in the performance the Credit Agreement you shall grant for any default or delay of the Credit Applicant and the Guarantor, and your interests or rights in this Guarantee, shall not impair, affect or restrict all the rights and interests of you as a creditor under the applicable laws and this Guarantee, nor shall be deemed as a waiver of your right to take actions for existing or future defaults.

8.	Terms

The terms used in this Guarantee, unless otherwise expressly stated, shall have the same meaning as those set forth in the Credit Agreement.

9.	Notice

9.1	Your notices, requirements or other documents related to this Guarantee shall be delivered in writing (including but not limited to mail, fax, e-mail, e-platform (such as corporate banking/corporate APP, etc.), SMS and WeChat).

9.2	If a notice, requirement or document is delivered by a special person (including but not limited to lawyer/notary and courier), the receiving party's signature thereon shall indicate that such notice, requirement or document is served (if rejected by the receiving party, it shall be deemed being served seven (7) days after the rejection date/return date or the delivery date (whichever is earlier)); if delivered by mail, it shall be deemed being served seven (7) days after the delivery; if delivered by fax, e-mail, your e-platform, SMS, WeChat, etc., it shall be deemed being served on the date of successful delivery displayed on your corresponding system.

If you notify the Guarantor of the transfer of creditor's rights or collects certain money from the Guarantor by way of announcement on public media, the notice shall be deemed being served on the date of announcement.

If the Guarantor changes the contact address, e-mail, fax or mobile phone number, WeChat, etc., it shall notify you of the changed information five (5) business days from the date of the change, otherwise you shall have the right to deliver any notice to the original contact address or according to the original information. If the notice is not successfully served due to the change of contact address or information, the date of return or the date seven (7) days after the delivery (whichever is earlier) shall be regarded as the date of service. The Guarantor shall bear the possible losses, without affecting the legal effect of service.

9.3	The contact address, e-mail, fax, mobile phone number, WeChat, etc. listed in this Guarantee shall be also used as the address of service for the notary documents and judicial documents (including but not limited to the hearing and execution documents such as indictment/arbitration application, evidence, subpoena, notice of response, notice of proof, notice of session, notice of hearing, judgment/adjudication, ruling, conciliation statement, notice of performance within certain time, etc.) of the Guarantor. The delivery of the aforesaid documents by the accepting court or the notary authority to such address of service in writing as agreed herein shall be deemed as valid service (the specific service standards shall be subject to the provisions of the preceding paragraph).

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10.	Transfer

Whether the creditor’s right of maximum guarantee is determined, if your bank transfers all the creditor’s rights under the Credit Agreement to a third party, the maximum guarantee as accession right shall be transferred to the transferee of the creditor's rights.

If you transfers part of the creditor's rights after the determination of the creditor's rights guaranteed hereunder, the accession right to the Guarantor's guarantee shall be transferred as well, and you and the transferee shall jointly enjoy the guarantee right and interest from the Guarantor for the non-transferred part of the creditor's rights and the transferee’s creditor’s rights. If you transfer part of the creditor's rights before the determination of the creditor's rights guaranteed hereunder, the guarantee right and interest will also be partially transferred. The maximum amount of your principal creditor's right secured by the original maximum guarantee shall be reduced accordingly (that is, the maximum amount of your principal creditor's rights secured by the original maximum guarantee shall be reduced by the transferred part of the creditor's rights). After the non-transferable part of your principal creditor's rights is determined, you shall jointly enjoy the guarantee right and interest from the Guarantor with the transferee based on respective amount of the creditor's rights.

11.	Miscellaneous

11.1	The Guarantor acknowledges that each operation of specific business for the Credit Applicant by you and each operation of you involving this Guarantee may be handled and generated, issued or presented by any business point under you. The business operation and communication of any such business point under you shall be regarded as your conduct and shall be binding on both parties.

11.2	During the term of this Guarantee, in the event of demerger, merger (combination), etc., the changed institution shall undertake or severally undertake the obligations under this Guarantee.

11.3	If the credit debt is not RMB, you shall have the right to purchase foreign exchanges directly at the exchange rate announced by you at the time of settlement, so as to discharge the credit debt. The calculation of the amount of non-RMB debts under the specific business documents shall be based on the amount converted at the exchange rate (purchase price) announced by you at the time of settlement.

11.4	Others:/

12.	Dispute and Resolution

This Guarantee applies to the laws of the People's Republic of China (excluding the laws of Hong Kong, Macao and Taiwan). The Guarantor agrees to settle any dispute or dissension arising from this Guarantee according to the Credit Agreement.

13.	Effect

13.1	When the Guarantor is a legal person or any other organization, this Guarantee shall take effect from the date on which the legal representative/principal of the Guarantor or his/her authorized agent signs / affixes the official seal of the Guarantor / the special seal for contract hereunto.

13.2	When the Guarantor is a natural person, this Guarantee shall enter into force on the date when the Guarantor signs hereunto.

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14.	Supplementary Provisions

This Guarantee is made in triplicate, with one copy held respectively by you, the Credit Applicant, the Guarantor. All the copies shall have the same legal effect.

Special Tips:

All the provisions of this Guarantee have been explained by you to the Guarantor and the Guarantor acknowledges that its understanding to the provisions of this Guarantee is fully consistent with yours. At the same time, you have drawn the special attention of the Guarantor to the provisions concerning the exemption or restriction of your liability, the unilateral possession of certain rights by you, the increase of the liability of the Guarantor or the restriction of the rights of the Guarantor, and you have made a comprehensive and accurate understanding to the same.

(hereinafter left blank intentionally)

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(Below are the signing columns for the Irrevocable Letter of Maximum Guarantee numbered 121XY2020020868)

Signing column for the Guarantor as a legal person or any other organization:

Guarantor (name): Cellular Biomedicine Group (Wuxi) Ltd. (seal)

Cellular Biomedicine Group (Wuxi) Ltd. (seal)

Legal representative/principal or authorized agent (signature/seal):

 Liu Bizuo (seal)

Main opening bank and A/C No.://

Address: Room 301, Building 2, 1619 Huishan Avenue, Huishan District, Wuxi, Jiangsu

Email:/

Fax:/

Mobile:/

Company WeChat:/

Signing column for the Guarantor as natural person:

Guarantor (signature):/

Certificate name:/

Certificate No.:/

Nationality:/

Opening bank:/

Settlement account:/

Tel:/

Address:/

Email:/

Fax:/

WeChat:/

Date of signing: (Party A) July 23, 2020

(Party B) August 10, 2020

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